EXHIBIT 99.1

Wits Basin Executes Contract to Purchase the
Bates-Hunter Gold Mine

Minneapolis, Minnesota, July 26, 2006 - Wits Basin Precious Minerals Inc., (OTCBB:WITM) announced today it has entered into an agreement to purchase the project known as the “Bates-Hunter” mine located Colorado. Vance White, CEO of Wits Basin stated, “The future of this project looks very promising for the Company. With the current price of gold above $600 per ounce, we believe this mine could produce significant cash flow for the Company. This purchase will be accomplished primarily with a Cnd$6.5 million mortgage carried by the seller. This five percent interest mortgage is similar to a “cash flow mortgage” meaning that principal payments will not be required unless the mine goes into production. Additionally, the Company will pay Cdn$250,000 (to be held in escrow until the final closing) and will issue 3.62 million shares of its unregistered common stock that will remain issued and outstanding only if there is production from the mine. This is an extremely favorable structure for our shareholders.” Finally, White commented, “This is very positive for the Company and a vote of confidence from the seller expressing its belief in the project’s ability to move into production.” The final closing is subject to customary due diligence and other closing conditions.

About Wits Basin Precious Minerals Inc.
We are a minerals exploration and development company holding interests in five exploration projects and currently do not claim to have any mineral reserves on any project. Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “WITM.” To find out more about Wits Basin Precious Minerals Inc. (OTCBB: WITM) visit our website at www.witsbasin.com.

Forward-Looking Statements and Risk Factors
Certain statements contained in this press release are forward-looking in nature and are based on the current beliefs and assumptions of our management. Words like “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants may be used to identify forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes.

The exploration for and development of mineral deposits involves significant financial risks, which even experience and knowledge may not eliminate, regardless of the amount of careful evaluation applied to a process. While the discovery of a mineral deposit may result in substantial rewards, few properties are ultimately developed into producing mines. Moreover, we cannot make any estimates regarding probable reserves and mineral resources in connection with any of our projects and any estimates relating to possible reserves are subject to significant risks. Therefore, no assurance can be given that any size of reserves or grades of reserves will be realized. If a discovery is made, the mineral deposit discovered, assuming recoverable, may differ from the reserves and mineral resources already discovered and recovered by others in the same region of the planned areas of exploration.

The cost of exploration and exploitation can be extensive and there is no assurance that we will have the resources necessary or the financing available to pursue projects we currently hold interests in or to acquire interests in other mineral exploration projects that may become available. The risks are numerous and detailed information regarding these risks may be found in filings made by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-KSB, quarterly reports on Form 10-QSB and reports on Form 8-K.

Contact Information for Wits Basin Precious Minerals Inc.
Stephen King, President - (612) 490-3419

Vance White, CEO - (866) 214-WITM(9486); or

Redwood Consultants, LLC
Jens Dalsgaard, 415-884-0348
InvestorInfo@RedwoodConsultants.com